===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Becton, Dickinson and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO] BD

       Indispensable to
       human health


Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com

                                                              December 26, 2000

Dear Fellow Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 2:00 P.M. on Tuesday, February 13, 2001, at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey. Directions to the meeting site are on the back cover of the accompanying Proxy Statement. During the last year, BD made important progress in achieving its strategic objectives, and we look forward to reporting to you on these and other important matters.

  Details of the matters expected to be acted upon at the meeting are listed in the Notice of Meeting and described in detail in the Proxy Statement.

  Your vote is important. We encourage you to vote by completing and mailing the enclosed proxy/voting instruction card in the return envelope that is provided, or to vote telephonically or on the internet, so that your shares will be represented and voted at the meeting even if you cannot attend. If you do not vote by mail, telephone or internet, you still may attend the Annual Meeting and vote in person.

  Thank you for your continued support of BD.

Sincerely,

/s/ Clateo Castellini                      /s/ Edward J. Ludwig

Clateo Castellini                          Edward J. Ludwig
Chairman of the Board                      President and Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                      of

                         BECTON, DICKINSON AND COMPANY

                                1 Becton Drive

                     Franklin Lakes, New Jersey 07417-1880

  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:00 P.M. on Tuesday, February 13, 2001, at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, to consider and act upon the following proposals:

  1. The election of directors;

  2. The approval of the selection of independent auditors;

  3. A shareholder proposal relating to cumulative voting; and

  4. Such other business as may properly come before the meeting.

  Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposal 2 and on other matters as recommended by the Board.

  Only shareholders of record at the close of business on December 19, 2000 will be entitled to vote at this meeting.

                                          By order of the Board of Directors,

                                          /s/ Bridget M. Healy

                                          Bridget M. Healy
                                          Vice President, General Counsel and
                                           Secretary

Dated: December 26, 2000

IT IS IMPORTANT THAT THE ENCLOSED PROXY/VOTING INSTRUCTION CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY/VOTING INSTRUCTION CARD, SO THAT YOUR SHARES WILL BE REPRESENTED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                PROXY STATEMENT

                               ----------------

                      2001 ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held February 13, 2001

                               ----------------

                         BECTON, DICKINSON AND COMPANY
                                1 Becton Drive
                     Franklin Lakes, New Jersey 07417-1880

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors (the "Board") of Becton, Dickinson and Company, a New Jersey corporation (the "Company" or "BD"), for use at the Annual Meeting of Shareholders to be held at 2:00 P.M. on Tuesday, February 13, 2001, at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. This proxy statement and the proxy/voting instruction card are being mailed to shareholders of the Company on or about December 26, 2000.

  At the close of business on December 19, 2000, the record date fixed by the Board for determining the shareholders entitled to notice of and to vote at the meeting, there were 255,280,659 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 19, 2000, there were 726,675 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ("SIP"). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts, as well as how to vote a proportionate number of such shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the "unvoted and/or unallocated shares"). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in the same proportion as it votes the SIP shares for which it has received voting instructions.

  The shares of Common Stock held by Wachovia Bank of North Carolina, N.A., as Trustee of the Company's Salary and Bonus Deferral Plan ("SBDP"), and the Company's 1996 Directors' Deferral Plan ("DDP"), as well as the shares of Common Stock held by Banque Internationale a Luxembourg ("BIL") in connection with the Company's Global Share Investment Program ("GSIP"), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each director participating in DDP and each employee participating in SBDP and, if so provided under the terms of the local country GSIP plan, in GSIP, is entitled to instruct the Trustee or BIL, as the case may be, how to vote all shares of Common Stock allocated to that person's DDP, SBDP or GSIP account, as well as how to vote a proportionate number of shares held in DDP, SBDP or GSIP, respectively, for which voting instructions are not received by the Trustee or BIL, as the case may be, from other DDP, SBDP or GSIP participants. When returned properly dated and signed, the enclosed proxy card will serve as voting instructions by a DDP participant, a SBDP participant and a GSIP participant with respect to both the allocated and the unvoted DDP shares, SBDP shares and GSIP shares, as the case may be.

  Proxies representing shares of Common Stock held of record also will represent shares held under the Direct Stock Purchase Plan for shareholders of the Company administered by First Chicago Trust Company and, in addition, shares of Common Stock and ESOP Preferred Stock, if any, allocated to directors' accounts under DDP or to employees' accounts under SIP, SBDP and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Shareowners of record and participants in SIP, DDP, SBDP or, if so provided under the terms of the local country GSIP plan, GSIP, may cast their votes by:

  (1) signing, completing and returning the enclosed proxy/voting instruction card in the enclosed postage-paid addressed envelope;

  (2) using the toll-free telephone number listed on the enclosed proxy/voting instruction card; or

  (3) using the internet and voting at the website listed on the enclosed proxy/voting instruction card.

  The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the various SIP, DDP, SBDP and GSIP participants to instruct the plan fiduciaries or BIL, as the case may be, to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy/voting instruction card.

  Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained MacKenzie Partners, Inc., to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                              SHARE OWNERSHIP OF
                   MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to Thomson Financial/Carson, a firm that monitors institutional share ownership, as of September 30, 2000, Capital Research and Management, 333 South Hope Street, Los Angeles, California 90071, was the beneficial owner of 14,992,000 shares of Common Stock, representing shares as to which it has shared investment power and constituting 5.7% of the then outstanding Common Stock. Based on a Schedule 13G filed with the Securities and Exchange Commission on December 8, 2000, as of November 30, 2000, Wellington Management Company, 75 State Street, Boston, Massachusetts 02109, was the beneficial owner of 25,950,732 shares of Common Stock, constituting 10.25% of the then outstanding Common Stock. Wellington Management Company has shared investment power with respect to all of these shares and shared voting power with respect to 13,412,932 of the shares. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 2000, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, by each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. Clateo Castellini owns approximately 1% of the outstanding Common Stock, including shares which may be acquired by him within 60 days. None of the other individuals listed below beneficially owns more than 1% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of approximately 2.3% of the outstanding Common Stock, including shares which may be acquired by them within 60 days.

                                 COMMON STOCK

                                                                 Shares which
                                                  Shares owned  may be acquired
                                                  directly and     within 60
Name                                              indirectly(1)     days(2)
----                                              ------------- ---------------
Harry N. Beaty...................................     28,911               0
Henry P. Becton, Jr..............................    220,125(3)            0
Clateo Castellini................................    196,177       2,693,350
Gary M. Cohen....................................     30,525         229,288
John R. Considine................................     11,893               0
Albert J. Costello...............................     12,165               0
Gerald M. Edelman................................     10,897               0
Vincent A. Forlenza..............................     37,444         364,718
Edward J. Ludwig.................................     38,246         654,916
Deborah J. Neff..................................      6,308         350,648
Frank A. Olson...................................     70,154               0
James F. Orr.....................................          0(4)            0
Willard J. Overlock, Jr..........................      4,001               0
James E. Perrella................................     25,286               0
Alfred Sommer....................................      4,381               0
Margaretha af Ugglas.............................     10,537               0
All Directors and Executive Officers as a group
 (24 persons),
 including those named above.....................    816,695       5,038,802

--------
(1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan ("SIP") and the Global Share Investment Program ("GSIP"), where applicable, as follows: Mr. Ludwig, 16,174 shares, Mr. Cohen, 9,058 shares, Mr. Considine, 105 shares, Mr. Forlenza, 4,582 shares, Ms. Neff, 2,804 shares, and all Directors and Executive Officers as a group, 61,951 shares. Also includes Common Stock allocated to individual accounts under the Salary and Bonus Deferral Plan as follows: Mr. Cohen, 2,207 shares, Mr. Considine, 1,788 shares, Ms. Neff, 1,389 shares, and all Executive Officers as a group, 9,801 shares, and Common Stock allocated to individual accounts under the 1996 Directors' Deferral Plan as follows:
    Dr. Beaty, 20,911 shares, Mr. Becton, 17,228 shares, Mr. Castellini, 6,075 shares, Mr. Costello, 8,165 shares, Dr. Edelman, 3,893 shares, Mr. Olson, 50,154 shares, Mr. Overlock, 3,001 shares, Mr. Perrella, 12,686 shares, Dr. Sommer, 4,381 shares, Mrs. af Ugglas, 4,537 shares, and all Directors as a group, 131,031 shares.
(2) Consists of stock options available for exercise.
(3) Includes 145,685 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power, and 52,000 shares held by a corporation owned by one of such trusts. Does not include 32,240 shares owned by Mr. Becton's spouse, 1,600 shares owned by a daughter, 101,390 shares held in trusts for the benefit of his children or 88,200 shares held in a charitable trust of which he is one of eight trustees, and as to each of which he disclaims beneficial ownership.
(4) Mr. Orr was elected to the Board of Directors on November 28, 2000.

                             ESOP PREFERRED STOCK

                                                                   Shares
                                                                owned directly
                                                                and indirectly
                                                                --------------
Edward J. Ludwig...............................................        451(1)
Gary M. Cohen..................................................        366(1)
John R. Considine..............................................         16(1)
Vincent A. Forlenza............................................        413(1)
Deborah J. Neff................................................        238(1)
All Directors and Executive Officers as a group (24 persons)...      2,980(1)
State Street Bank and Trust Company............................    735,641(2)
 225 Franklin Street
 Boston, Massachusetts 02110
 (as Trustee of the Savings Incentive Plan)

--------
(1) Shares allocated to individual accounts under the ESOP component of the SIP. Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.
(2) As trustee, holding 100% of the outstanding shares of ESOP Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1999 through September 30, 2000, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a).

                              BOARD OF DIRECTORS

Meetings; Certain Committees

  The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. The Board of Directors, which held eight meetings during the fiscal year ended September 30, 2000, has six principal standing committees, including the Audit Committee, the Corporate Affairs Committee (formerly the Corporate Responsibility Committee), the Compensation and Benefits Committee and the Corporate Governance Committee, which serves as a nominating committee. Each director attended more than 96% percent of the aggregate of the total number of meetings of the Board and the committees on which such director served.

  The Corporate Affairs Committee oversees the Company's policies, practices and procedures, as a responsible corporate citizen, in the general areas of ethical conduct and legal compliance, including, without limitation, issues relating to communications, employment practices, community relations, customer relations and business practices and ethics. The members of this Committee, which met once during the year, are Margaretha af Ugglas, Chairman, Harry N. Beaty, Henry P. Becton, Jr., and Gerald M. Edelman. James F. Orr also joined this Committee upon his election to the Board on November 28, 2000.

  The Compensation and Benefits Committee reviews annually the overall compensation program for the Company's corporate officers, approves the compensation of the executive officers and approves all employment and consulting contracts of the Company or any subsidiary with corporate officers who are not also directors. In addition, this Committee serves as the granting and administrative committee for the Company's stock option plans and its Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met six times during the year, are Henry P. Becton, Jr., Chairman, Frank
A. Olson, Willard J. Overlock, Jr., and James E. Perrella.

  The Corporate Governance Committee recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization, structure and function of the Board and its committees, as well as the performance and compensation of directors. It monitors and considers the Company's corporate governance and board practices, recommends matters for consideration by the Board, and periodically reviews the Company's by-laws, certificate of incorporation and shareholder rights plan. The Committee's charter states that any director who is, or at anytime in the prior two years was, an officer or employee of the Company or of any of its subsidiaries, however, must recuse him - or herself from all determinations regarding the nomination of candidates for election to the Board and the compensation of directors. The members of this Committee, which met five times during the year, are Clateo Castellini, Chairman, Henry P. Becton, Jr., James E. Perrella, and Alfred Sommer.

  Any shareholder may recommend nominees for director for consideration by the Corporate Governance Committee by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

  The Audit Committee reviews the Company's financial statements and accounting principles, the scope and results of the annual audit of the independent auditors, and the Company's internal audit process, including the Company's internal controls and accounting systems. The Audit Committee also reviews the independence and performance of the Company's independent auditors, and makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met five times during the year, are Harry N. Beaty, Chairman, Albert J. Costello, Alfred Sommer, and Margaretha af Ugglas. James F. Orr also joined this Committee upon his election to the Board on November 28, 2000. Each of the members of the Audit Committee satisfy the independence, financial literacy and expertise requirements of the New York Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is appended to this proxy statement.

                         REPORT OF THE AUDIT COMMITTEE

                               November 27, 2000

  The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Committee monitors these processes.

  In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

  In addition, the Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

  The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

  Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors for fiscal year 2001.

                                AUDIT COMMITTEE

                           Harry N. Beaty, Chairman
                              Albert J. Costello
                                 Alfred Sommer
                             Margaretha af Ugglas

Directors' Compensation

  Each director who is not employed by the Company is compensated for services as a director by an annual retainer of $34,000. In addition, an annual fee of $5,000 is paid to each committee chair. Directors may defer, in an unfunded cash account or in shares of Common Stock, all or part of their annual retainers and chair fees, until up to ten years after retirement from the Board pursuant to the provisions of the 1994 Restricted Stock Plan for Non-Employee Directors and the 1996 Directors' Deferral Plan. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Each non-employee director elected at, or continuing as a director after, each annual meeting of shareholders is granted stock options to purchase shares of Company Common Stock at the fair market value of the Common Stock on the date of grant. The options granted have a value of $35,000 (based on the Black-Scholes option pricing model). In addition, each such non-employee director is granted 400 deferred shares of Common Stock. These shares are allocated to a Common Stock account under the 1996 Directors' Deferral Plan and distributed no earlier than retirement, in installments or as a lump-sum. Prior to the distribution of shares of Common Stock credited to the accounts of directors under the 1996 Directors' Deferral Plan, the number of shares credited will be increased to reflect the payment and reinvestment of dividends on the Common Stock.

  In 2000, the Board revised its formal stock ownership guidelines for non-employee directors. Under the new guidelines, each non-employee director, with limited exceptions, is required to own shares of Common Stock valued at 70% of the amount obtained by multiplying the annual retainer fee by the number of years such person has served as a director. Based upon the closing price of the Company's Common Stock on December 1, 2000, all but one of the Company's non-employee directors own sufficient shares to comply with these guidelines.

Board Evaluation

  Like the year before, in fiscal 2000 the Board's Corporate Governance Committee undertook the process of evaluating Board performance and effectiveness, whereby each director completed a Board Evaluation Questionnaire. The questionnaire was developed by the Corporate Governance Committee and provided a range of grades and trend indicators to be completed by each director, as well as space for written comments, with respect to each of the following seventeen criteria:

   1. The Board understands and approves the Company's mission statement, values and objectives, as well as its strategic and operating plans.

   2. The Board understands the industries in which the Company operates and the implications of current general economic and political trends to those businesses.

   3. The Board evaluates the Company's research and development performance and level of commitment.

   4. The Board considers the financial performance of peer companies when assessing Company performance.

   5. The Board evaluates and reviews the performance and values of the chief executive officer.

   6. The Board reviews senior management development and compensation and considers the correlation between compensation levels and Company performance.

   7. Board meetings foster open communication and timely resolution of issues presented.

   8. The Corporate Governance Committee reviews and communicates the Board's expectations concerning director responsibilities and monitors the productivity of Board and Committee meetings.

   9. The Board assesses and modifies, as necessary, the structure of the Board and its Committees, as well as the frequency of the Board and Committee meetings.

  10. The Board establishes criteria and policies to ensure the representation of characteristics and expertise among its membership necessary to its effectiveness.

  11. The Board seeks to optimally and appropriately utilize each Board member's experiences in terms of Committee appointments.

  12. The Board reviews the availability, content and timeliness of information provided to it, prepares appropriately for Board meetings and requests additions or changes to the material provided, when appropriate.

  13. The Board verifies the independence of each non-employee director and considers the impact, if any, of changes in the principal employment of non-employee directors.

  14. The Board monitors and understands current issues and trends in corporate governance.

  15. The Board reviews and adopts annual capital and operating budgets and monitors Company performance against them during the year.

  16. The Board reviews the adequacy of existing accounting and financial controls and oversees ethical conduct and legal compliance by the Company.

  17. The Board reviews succession plans for the chief executive officer and senior management.

  The collective ratings and comments of the directors were compiled and presented by the Chairman of the Corporate Governance Committee to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board's effectiveness.

  The Board also assessed the performance of the individual directors standing for re-election to the Board at the next annual meeting of shareholders, and, if applicable, considered the impact of any change in the principal occupations of these directors during their prior terms of service.

  The Corporate Governance Committee conducted the individual evaluations against criteria designed to measure performance in five critical areas:

  1. Personal Characteristics

  2. Core Competencies

  3. Independence

  4. Level of Commitment

  5. Board and Company Considerations

  Upon completion of the individual director evaluation process, the Corporate Governance Committee reported to the full Board its conclusions and recommendations for nominations to the Board.

Proposal 1.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. Four directors are proposed for election. Three of these directors are standing for terms to expire in 2004. In the case of Dr. Gerald M. Edelman, however, the Board proposes his election for one year only until the 2002 annual meeting and until his successor has been elected and qualified, so as to comply with the Company's policy establishing the mandatory retirement date of each director as the date of the annual meeting of shareholders next following his or her 72nd birthday. Dr. Edelman will be 72 in July, 2001. The Board also proposes the election of Henry P. Becton, Jr., James F. Orr and Margaretha af Ugglas to serve for three years until the 2004 annual meeting and in each case until their successors have been elected and qualified. Mr. Orr was elected to his present term by the Board effective November 28, 2000. Mr. Becton and Mrs. af Ugglas are incumbent directors who were elected to their present terms by the shareholders.

Nominee for Director--Term to Expire 2002

                Gerald M. Edelman, M.D., Ph.D., 71, has been a director since 1982. He is a Professor of The Scripps Research Institute and Chairman of its Department of Neurobiology. In addition, he is
   [PHOTO] the Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. In 1972, Dr. Edelman was the recipient of the Nobel Prize in Physiology or Medicine. Dr. Edelman also is a director of General American Investors Co., Inc.

Nominees for Director--Terms to Expire 2004

                Henry P. Becton, Jr., 57, has been a director since 1987. He is President and General Manager of WGBH Educational
   [PHOTO] Foundation, a producer and broadcaster of public television and radio programs and books and other educational materials. Mr. Becton is a director of various Scudder mutual funds, A.H. Belo Company and The Public Broadcasting Service (PBS).

                James F. Orr, 54, has been a director since November, 2000. Mr. Orr is the Chairman, President and Chief Executive Officer of Convergys Corporation, a provider of outsourced billing and customer management services. Prior thereto, he served as
   [PHOTO] Chief Operating Officer and a director of Cincinnati Bell, Inc. At Cincinnati Bell, he was Chairman and President of Cincinnati Bell Information Systems and MATRIXX Marketing, the business that today makes up Convergys. In addition, he is a director of Ohio National Financial Services, Inc.

                Margaretha af Ugglas, 61, has been a director since 1997. She
   [PHOTO] is the former Minister of Foreign Affairs of Sweden. She is a director of the University of Stockholm and of the Jarl Hjalmarson Foundation.

                             CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 2002 and 2003, respectively, and will continue to serve.

Terms to Expire 2002

                Albert J. Costello, 65, has been a director since 1996. In 1999, he retired as Chairman of the Board, President and Chief Executive Officer of W.R. Grace & Co., a global supplier of packaging and speciality chemicals. Prior to joining W.R.
   [PHOTO] Grace & Co., Mr. Costello was Chairman of the Board and Chief Executive Officer and President of American Cyanamid Company, a technology-based life sciences company in agriculture, pharmaceuticals and medical devices. Mr. Costello also is a director of FMC Corporation.

                James E. Perrella, 65, has been a director since 1995. In 2000, he retired as Chairman of the Board of Ingersoll-Rand
   [PHOTO] Company, a manufacturer of industrial machinery and related products. He is also a director of Milacron Inc., Bombardier, Arvin Meritor, Inc., a major diversified industrial equipment and components manufacturer, and Rio Algom Limited.

                Alfred Sommer, 58, has been a director since May 1998. He is Dean of The Johns Hopkins School of Hygiene and Public Health, and Professor of Ophthalmology, Epidemiology and International
   [PHOTO] Health. Dr. Sommer was founding Director of the Dana Center for Preventive Ophthalmology at Johns Hopkins, which focuses on clinical epidemiology and public health aspects of blindness prevention and child health.

Terms to Expire 2003

                Harry N. Beaty, M.D., 68, has been a director since 1985. He is Emeritus Dean of the Northwestern University Medical School
   [PHOTO] and serves on the Board of the Northwestern Medical Faculty Foundation. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases. He also is a director of Banner Health, Arizona.

                Clateo Castellini, 65, has been a director and Chairman of the Board of the Company since 1994. Mr. Castellini also served as
   [PHOTO] President and Chief Executive Officer of the Company from 1994 to May 1999, and as Chief Executive Officer from May 1999 to January 2000.

                Edward J. Ludwig, 49, has been a director since 1999. Mr. Ludwig was appointed President of the Company in May 1999, and was appointed President and Chief Executive Officer in January
   [PHOTO] 2000. He served as Executive Vice President from July 1998 to May 1999 and prior thereto was Senior Vice President-Finance and Chief Financial Officer. He is a director of the U.S. Fund for UNICEF and also is a trustee of Health Net, Inc., a subsidiary of The Valley Hospital, Ridgewood, New Jersey.

                Frank A. Olson, 68, has been a director since 1985. He is
   [PHOTO] Chairman of the Board of The Hertz Corporation, a transportation company. Mr. Olson also is a director of Amerada Hess and White Mountains Insurance Group.

                Willard J. Overlock, Jr., 54, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where
   [PHOTO] he served as a member of its management committee, and currently serves as a senior advisor. Mr. Overlock also is an advisor to the Parthenon Group and is a director of Select Reinsurance Ltd.

                            EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board (the "Committee") reviews the overall compensation program for the Company's corporate officers, determines and administers the compensation of the executive officers of the Company, including the individuals named in the Summary Compensation Table, and oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries. The Committee is composed exclusively of non-employee directors, as defined in applicable rules and regulations of the Securities and Exchange Commission, and none of the members of the Committee is an employee or former employee of the Company or eligible to participate in any of the Company's executive compensation programs. Each of the members of this Committee also satisfies the criteria necessary for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Overview

  BD's focus is to help all people live healthy lives while generating superior total shareholder return. With this focus in mind, the Committee has developed and implemented a compensation philosophy designed to reward and support superior performance and retain top talent.

Performance-Based Pay

  Management short-term and long-term incentive payments are based on performance measures designed to build shareholder value: revenue growth, earnings growth and the creation of economic value.

Challenging Targets

  BD's management compensation program emphasizes the establishment of challenging goals through a number of factors, including: the Committee's active assessment of management's proposed performance goals and the link between goal attainment and short-term and long-term management incentives; a significant proportion of total compensation being contingent on achievement of predetermined goals; highly-leveraged compensation plans; and long-term compensation and performance measured and determined relative to that of a group of high quality healthcare institutions with which BD competes for management talent, as well as the selected peer group of companies used in preparing the Performance Graph set forth on page 21 hereof (collectively, the "Comparison Group").

Executive and Shareholder Alignment

  Each of the executives identified below is required, with limited exceptions, to own within a prescribed period of time a significant ownership stake in the Company, representing varying multiples of the executive's base salary, depending on the executive's position. The Company can extend the period of time within which the guidelines are to be satisfied when circumstances, such as a promotion, significantly increase the level of share ownership required. The current ownership guideline requirements are as follows:

      President and Chief Executive Officer ..................... 5 times salary
      Leadership Team (16 persons)............................... 3 times salary
      All Other Corporate Officers and Business Presidents....... 2 times salary

  The Company periodically monitors individuals' satisfaction of these ownership guidelines. Stock options, including vested options, are not included in determining whether an individual has met his or her ownership guidelines. The Company does not, and has not, provided any loans to management for the purpose of assisting them in satisfying these ownership guidelines.

Principal Compensation Elements

  The key elements of executive compensation are base salary, annual incentive awards, and long-term equity participation. These components are administered with the goal of providing total compensation that is competitive, motivates the highest individual performance, rewards sustained performance, and provides above-average rewards when merited by individual, business unit and Company results.

  In assessing the effectiveness and competitiveness of BD's executive compensation structure, the Committee reviews compensation practices of other highly-regarded companies with the assistance of independent outside consultants. Comparison companies are selected based on their total shareholder return or the similarity of their lines of business to those of BD. The Comparison Group includes not only firms that compete in the Company's primary lines of business, but also those with which the Company competes for talent.

Base Salary

  The Committee annually reviews and determines the base salaries of executive officers. The Committee evaluates management's salary recommendations based on the results achieved by each executive officer, his or her future potential, scope of responsibilities and experience, as well as competitive salary practices. The Company generally targets executive officer salaries to approximate the median levels expected to be paid by companies in the Comparison Group to persons holding equivalent positions.

Annual Incentive Awards

  The Company's 1997 Management Incentive Plan is designed to reward executives based on the overall performance of the Company, as well as the performance of each executive officer and that of his or her area of responsibility or operating group. The Committee set target incentives for each participating executive at the beginning of the year. These dollar amounts were established as a percentage of the executive's salary and were calculated to deliver compensation to the executive at the median range for the Comparison Group companies.

  The Committee adopted performance measures to determine the amount of incentive to be paid at different levels of performance. The performance measures address both financial and strategic goals. For fiscal 2000, the financial measures used to determine the amounts of the incentive awards included earnings per share growth, adjusted by the Committee for certain one-time items, improvement in economic value added (EVA(R)), and revenue growth. All factors were weighted equally. The strategic accomplishments measured included, but were not limited to, enhancing competitive advantage within existing markets served; maximizing revenue growth through acquisitions, geographic expansion and new product development; preserving profitability through operations excellence and improvements in productivity, quality, and customer service; and enhancing organizational effectiveness.

  The Company relies heavily, but not exclusively, on these criteria. It exercises discretion in light of these measures and in view of the Company's compensation objectives to determine overall incentive funds and individual incentive amounts.

Stock Options

  The Committee grants stock options broadly and deeply throughout the organization, and thus provides additional incentives to employees to maximize shareholder value. Grants are based on individual performance and contribution.

  Stock option grant levels and terms are established to provide senior management with the opportunity for compensation levels at the median of the competitive range for comparable positions in the market place when management is successful in achieving above-average long-term growth in total shareholder value. Stock options are awarded each year by the Committee to members of senior management in accordance with the Company's Senior Executive Option Policy which was adopted by the Committee in September 1997.
--------
EVA(R) is a registered trademark of Stern Stewart and Co.

  The Senior Executive Option Policy is an indexed stock option program, intended to compensate executive officers for both absolute and relative growth in shareholder value, as well as the achievement of certain internal financial and strategic goals. The program is intended to focus management on the long-term creation of shareholder value by linking incentive compensation to quantifiable measures that drive shareholder value creation over time. Beginning with fiscal year 1998, the Company's total shareholder return ("TSR") has been measured against that of the selected peer group of companies listed on page 20 (the "Peer Group"). Internal measures of performance include the achievement of certain earnings and strategic goals, including improved EVA(R) and revenue growth. The number of stock options targeted for grant under the Senior Executive Option Policy is determined based (1) three-fourths on the Company's annualized, cumulative TSR over a three-year period commencing October 1, 1997 relative to that of the Peer Group over the same three-year period, and (2) one-fourth on the Company's EVA(R) and revenue growth over such three-year period. As applied, "relative" performance under the indexed stock option program results in an option exercisable at the fair market value on the date of grant for either a reduced or an increased number of shares depending upon actual performance compared to the Peer Group TSR and the established internal financial and strategic goals.

  Stock option grant levels and terms are established to provide senior management with the opportunity for overall compensation levels targeted at the median of the range of total compensation of the Comparison Group, with the opportunity and risk, through indexing, to earn long-term compensation at levels of between zero and 150% of target.

  On January 24, 2000, the Committee awarded the third grant under the Senior Executive Option Policy to 15 members of the Leadership Team, including executive officers, based on performance results as of September 30, 1999. With respect to the January, 2000 option grant, BD's performance as a percentage of Peer Group TSR, which accounted for 75% of the total grant, was 78%, resulting in a grant of 78% of target. The Company's cumulative revenue growth during the three-year performance period was 18% and EVA(R) growth was 72%, which resulted in 150% of target for each measure. Both revenue growth and EVA(R) were weighted at 12.5%. Based on the respective weightings and yields of each of the applicable measures, the resulting total senior executive stock option grant level was at 96% of target.

  On November 27, 2000, the Committee awarded the fourth and last grant under the Senior Executive Option Policy to 13 members of the Leadership Team, all of whom were executive officers, based on performance results as of September 30, 2000. With respect to the November, 2000 option grant, BD's performance as a percentage of Peer Group TSR, which accounted for 75% of the total grant, was 65.2%, resulting in a grant of 48.9% of target. The Company's cumulative revenue growth during the three-year performance period was 22.4% and EVA(R) growth was 51.5%, which resulted in 150% of target for each measure. Both revenue growth and EVA(R) were weighted at 12.5%. Based on the respective weightings and yields of each of the applicable measures, the resulting total senior executive stock option grant level was at 86.4% of target.

Compensation of the President and Chief Executive Officer

  The determination of the President and Chief Executive Officer's salary, annual incentive and stock option grants was made by the Committee based on the same policies and calculations applicable to all executive officers.

  On January 1, 2000, Mr. Ludwig assumed the additional role of Chief Executive Officer of the Company, at which time his salary was increased to $600,000. On January 24, 2000, Mr. Ludwig received an award of 10,000 stock options in accordance with the Senior Executive Option Policy, which was in addition to an award of 100,000 stock options granted to him in November, 1999 in recognition of his election to the position of Chief Executive Officer, effective January 1, 2000.

  The Committee believes that the structure of the Company's compensation program, with its emphasis on long-term compensation, serves to focus Company executives on attaining a sustained, high level of Company performance and creating long-term shareholder value.

2000 Compensation Actions: Other Executive Officers

  The other executive officers, including the named executives (as defined below), received salary increases that averaged 6.1%, which included merit increases of 3.1%, as well as a number of promotion and market adjustments. The executive officers were granted stock options under the Senior Executive Option Policy during 2000.

Internal Revenue Code Section 162(m)

  Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

  The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

Compensation Data

  The tables and graph following this report set forth information on the compensation for these persons who served as the Company's chief executive officer during fiscal 2000 and the four most highly compensated officers other than the chief executive officer (the "named executives").

                      COMPENSATION AND BENEFITS COMMITTEE

                        Henry P. Becton, Jr., Chairman
                                Frank A. Olson
                           Willard J. Overlock, Jr.
                               James E. Perrella

Compensation of Named Executives

General

  The following table shows, for the fiscal years ended September 30, 2000, 1999, and 1998, respectively, compensation provided by the Company to each of the named executives in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                             Annual Compensation          Long-Term
                                   Awards               Compensation
                          ------------------------- ---------------------
                                                               Securities
                                                    Restricted Underlying
Name and                  Fiscal                      Stock     Options/     All Other
Principal Position         Year  Salary(A) Bonus(A) Awards(B)     SARs    Compensation(C)
------------------        ------ --------- -------- ---------- ---------- ---------------
Clateo Castellini.......   2000  $243,750  $145,000      0      102,934      $177,061
Chairman of the Board      1999   921,875         0      0      195,000       108,841
(D)                        1998   846,875   900,000      0      270,000       106,861

Edward J. Ludwig........   2000   562,500   425,000      0      110,000         5,321
President and Chief        1999   407,500         0      0       51,000         6,780
Executive Officer          1998   331,667   220,000      0       50,000         4,800

Gary M. Cohen...........   2000   400,542   195,000      0       37,000         5,629
President--Worldwide       1999   387,083         0      0       51,000         7,677
Medical Systems            1998   266,667   220,000      0       50,000         5,082

John R. Considine.......   2000   155,449   350,000      0      300,000         2,813
Executive Vice President
and
Chief Financial Officer
(E)

Vincent A. Forlenza.....
Senior Vice President--    2000   335,000   150,000      0       27,000         5,777
Technology, Strategy and   1999   303,333         0      0       36,000         7,812
Development                1998   208,625   120,000      0       50,000         4,896

Deborah J. Neff.........   2000   323,462   150,000      0       30,000         5,336
President--Worldwide       1999   279,500         0      0       30,000         7,182
Biosciences                1998   220,000    75,000      0       50,000         4,997

--------

(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.

(B) The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards previously granted under the Stock Award Plan.

                                                                  Current Market
                                                      Number of      Value of
                                                    Undistributed Undistributed
                                                     Restricted     Restricted
   Name                                              Shares Held   Shares Held
   ----                                             ------------- --------------
   Clateo Castellini...............................    39,912       $1,055,273
   Edward J. Ludwig................................     9,840          260,170
   Vincent A. Forlenza.............................     4,904          129,662

  Under the terms of the Stock Award Plan, none of the holdings reflected may be distributed prior to retirement or termination of employment.

  Current market values are determined by multiplying the number of undistributed shares by $26.44, the September 29, 2000 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(C) Amounts shown represent the Company's matching contributions to the Company's Savings Incentive Plan ("SIP"), a qualified defined contribution plan available to U.S. employees at all levels, and the dollar value of split-dollar life insurance policies provided for certain of the named executives. The amount shown with respect to Mr. Castellini also includes a payment of $75,000 for unused vacation time.

  During fiscal 2000, the Company made contributions to SIP of $5,100 for each of Messrs. Ludwig and Forlenza and Ms. Neff, $4,982 for Mr. Cohen, and $2,813 for Mr. Considine. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans. In addition, for the plan year ended June 30, 2000, as a result of the accumulation of shares of ESOP Preferred Stock in the SIP trust in excess of the Company's matching obligation, the Company matched up to an additional .1% of each eligible participant's salary. This additional Company contribution amounted to $221 for Mr. Ludwig, $216 for Mr. Cohen, $223 for Mr. Forlenza, and $236 for Ms. Neff.

  The Company has made collateral assignment or endorsement method split-dollar life insurance policies available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under collateral assignment arrangements, the premiums are paid by the Company for a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends, and other factors are realized, the Company will recover all of its premium payments from the cash value of the policies at the later of a designated date or retirement of the executive. At that time, full ownership of the policy will be transferred to the named executive. Messrs. Castellini and Ludwig have collateral assignment split-dollar life insurance arrangements. The compensatory portion of these arrangements are the premium payments made on behalf of the named executives during the fiscal year. For fiscal 2000, payments of $102,061 were made on behalf of Mr. Castellini. No premium payments were made on behalf of Mr. Ludwig during the fiscal year. Under endorsement split-dollar arrangements, the Company owns the policy and grants the executive the right to name a beneficiary for a part of the death proceeds equal to two times the executive's base salary. The compensatory portion of the arrangement reflects the term life coverage for the fiscal year. Messrs. Cohen and Forlenza have endorsement split-dollar life insurance arrangements. The reportable amount for fiscal year 2000 is $431 for Mr. Cohen, and $454 for Mr. Forlenza.

(D) Mr. Castellini retired as Chief Executive Officer of the Company on January 1, 2000.

(E) Mr. Considine joined the Company in fiscal year 2000. Accordingly, no information is provided for Mr. Considine for fiscal years 1999 and 1998.

Stock Option Grants

  The following table contains information relating to stock option and tandem stock appreciation right ("SAR") grants made in fiscal 2000 under the 1998 Stock Option Plan through the Senior Executive Option Policy described above.

                     OPTION/SAR GRANTS IN FISCAL YEAR 2000

                                        Individual Grants
                          ---------------------------------------------
                           Number of    % of Total
                           Securities  Options/SARs
                           Underlying   Granted to                      Grant Date
                          Options/SARs Employees in Exercise Expiration   Present
Name                       Granted(A)  Fiscal Year   Price      Date     Value(B)
----                      ------------ ------------ -------- ---------- -----------
Clateo Castellini.......     100,000       2.71%    $28.9688  11/22/09  $ 1,158,000
                               2,934(C)    0.08%     25.6250    2/8/10       35,000
Edward J. Ludwig........     100,000       2.71%     28.9688  11/22/09    1,158,000
                              10,000       0.27%     27.9063   1/24/10      115,500
Gary M. Cohen...........      37,000       1.00%     27.9063   1/24/10      427,350
John R. Considine.......     300,000       8.12%     27.7813   6/12/10    3,489,000
Vincent A. Forlenza.....      27,000       0.73%     27.9063   1/24/10      311,850
Deborah J. Neff.........      30,000       0.81%     27.9063   1/24/10      346,500
                           ---------     -------    --------  --------  -----------
TOTAL                        606,934      16.43%     Various   Various  $ 7,041,200
All Employee Optionees..   3,693,849     100.00%     Various   Various  $42,692,068

--------
(A) All option grants to the named executives are for a ten-year term. Except as described below, they are exercisable 50% after two years from date of grant and 100% after three years from date of grant. One-half of the employee stock options granted to Mr. Castellini in fiscal year 2000 are exercisable only once the Company's Common Stock has traded at or above $44.00 for 30 consecutive trading days, and the balance of the employee stock options granted to Mr. Castellini are exercisable only once the Common Stock has traded at or above $50.00 for 30 consecutive trading days. The option grants to the named executive officers, other than the February, 2000 option grant to Mr. Castellini, were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1998 Stock Option Plan.

(B) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and is consistent with the assumptions the Company is using for Statement of Financial Accounting Standards ("SFAS") 123 reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions set forth below used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy. No adjustments have been made for the risk of forfeitures or for limitations on transferability.

                                         January 24 and February 8, 2000
   November 22, 1999 Grant                           Grants                  June 12, 2000 Grant
   -----------------------               -------------------------------     -------------------
   Dividend Yield: 1.08%                Dividend Yield: 1.10%                Dividend Yield: 1.05%
   Volatility: 35.7%                    Volatility: 35.0%                    Volatility: 37.7%
   Risk-free Rate of Return: 6.25%      Risk-free Rate of Return: 6.72%      Risk-free Rate of Return: 6.32%
   Expected Exercise Period: 6 years    Expected Exercise Period: 6 years    Expected Exercise Period: 6 years

(C) Represents option grant to Mr. Castellini in February, 2000 in his capacity as a non-employee director.

Stock Option Exercises

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 2000, as well as the number and value of their unexercised options as of September 30, 2000.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2000 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                      Value                                     Value of
                                     Realized          Number of               Unexercised
                                     (Market     Securities Underlying        In-the-Money
                                      Value           Unexercised            Options/SARs at
                           Shares      Less         Options/SARs at          Fiscal Year-End
                          Acquired   Exercise       Fiscal Year-End           Exercisable/
Name                     on Exercise  Price)  Exercisable/Unexercisable(B) Unexercisable(A)(B)
----                     ----------- -------- ---------------------------- -------------------
Clateo Castellini.......        0           0      2,693,350/102,934       $73,056,174/$2,391
Edward J. Ludwig........    3,000    $ 50,580        654,916/186,000         5,003,388/0
Gary M. Cohen...........        0           0        299,288/113,000           801,783/0
John R. Considine.......        0           0              0/300,000                 0/0
Vincent A. Forlenza.....    9,150     167,680        364,718/ 88,000         2,840,438/0
Deborah J. Neff.........        0           0        350,648/ 85,000         2,598,927/0

--------
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 29, 2000 ($26.44) and the exercise price of each unexercised option held by the named executives. Except for the option granted to Mr. Castellini in February, 2000, none of the unexerciseable options held by the named executive officers were in-the-money on September 30, 2000.

(B) All option grants to the named executives are for a ten-year term. Except as described below with respect to the November 1999 stock option grant to Mr. Castellini, beginning with the January 1997 grant, options are exercisable 50% after two years from date of grant and 100% after three years from date of grant, subject to applicable rules and regulations of the SEC. All options issued to the named executives prior to 1997 were exercisable immediately, subject to applicable rules and regulations of the SEC. One-half of the employee stock options granted to Mr. Castellini in November, 1999 are exercisable only once the Company's Common Stock has traded at or above $44.00 for 30 consecutive days, and the balance of that stock option grant are exercisable only once the Common Stock has traded at or above $50.00 for 30 consecutive trading days. Except for the option for 2,934 shares granted to Mr. Castellini in February, 2000, these option grants were issued in tandem with limited SARs, which are exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's stock option plans.

Retirement Plan

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation. The Retirement Plan is integrated with Social Security.

  The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan, as well as deferred amounts under the Company's Salary and Bonus Deferral Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                Years of Credited Service
              --------------------------------------------------------------
  Maximum
  Average
Compensation     10       15       20       25       30       35       40
------------  -------- -------- -------- -------- -------- -------- --------
$  200,000    $ 28,347 $ 42,520 $ 56,694 $ 70,867 $ 85,041 $ 99,214 $113,388
   300,000      43,347   65,020   86,694  108,367  130,041  151,714  173,388
   400,000      58,347   87,520  116,694  145,867  175,041  204,214  233,388
   500,000      73,347  110,020  146,694  183,367  220,041  256,714  293,388
   600,000      88,347  132,520  176,694  220,867  265,041  309,214  353,388
   700,000     103,347  155,020  206,694  258,367  310,041  361,714  413,388
   800,000     118,347  177,520  236,694  295,867  355,041  414,214  473,388
   900,000     133,347  200,020  266,694  333,367  400,041  466,714  533,388
 1,000,000     148,347  222,520  296,694  370,867  445,041  519,214  593,388
 1,100,000     163,347  245,020  326,694  408,367  490,041  571,714  653,388
 1,200,000     178,347  267,520  356,694  445,867  535,041  624,214  713,388
 1,300,000     193,347  290,020  386,694  483,367  580,041  676,714  773,388
 1,400,000     208,347  312,520  416,694  520,867  625,041  729,214  833,388

  Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 16 hereof, plus the distributed portion of awards granted to each executive through January 1993 under the Company's Stock Award Plan for Messrs. Ludwig, Cohen and Forlenza, and Ms. Neff. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 2000, and Covered Compensation for the calendar year ending December 31, 2000, are 21 years and $1,057,500 for Mr. Ludwig, 17 years and $600,042 for Mr. Cohen, 1 year and $630,449 for Mr. Considine, 20 years and $491,250 for Mr. Forlenza and 12 years and $490,064 for Ms. Neff.

  In addition, Mr. Considine has an agreement with the Company under which Mr. Considine is entitled to receive an annual supplemental pension benefit of $86,900 in the event his employment is terminated before the age of 55. In the event Mr. Considine remains with the Company beyond his 55th birthday, he will be entitled to receive an actuarially increased annual supplemental pension benefit. In addition, under a separate agreement, if Mr. Considine's employment is terminated prior to age 55 other than for cause or as a result of a voluntary termination, he will be entitled to participate in the Company's retiree medical plan upon the attainment of age 55. If Mr. Considine remains employed by the Company beyond his 55th birthday, he will be entitled to participate in the retiree medical plan following termination of his employment for any reason.

Contractual Obligations

  Messrs. Ludwig, Cohen, Forlenza and Considine, and Ms. Neff, have agreements with the Company which provide for the continued employment of the named executives for a period of three years following a change of control of the Company. In the event of a termination by the Company other than for cause, or by the named executive for good reason, at any time during the three years following a change in control of the Company, the named executive would receive a payment equal to three times the executive's annual compensation (salary and bonus), and certain of his or her fringe benefits (reduced to the extent provided by any subsequent employer) would be continued for not less than three years. In addition, in the event of termination by the Company other than for cause, or by the named executive for good reason, within three years following a change in control, the named executive would be entitled to receive the actuarial equivalent of the additional pension benefits which the named executive would have earned had he or she remained an employee for an additional three years following termination. The terms "cause," "good reason" and "change in control" are defined in the agreements.

  If any termination payments to a named executive pursuant to his or her agreement should be subject to the excise tax imposed by Section 4999 of the Code, the Company would reimburse the named executive in an amount such that the named executive would retain the same amount, net of all taxes, that he or she would have retained had the excise tax not been in effect.

Certain Transactions

  In May, 2000, the Company guaranteed two loans, each in the amount of $110,000, extended by a financial institution to Vincent A. Forlenza, Senior Vice President--Technology, Strategy and Development, and A. John Hanson, President--Becton Dickinson Europe. The loans were extended to them for purposes of funding the exercise price and payment of related taxes on stock options which were due to expire and which Messrs. Forlenza and Hanson then were prevented, under the Company's policies on trading by executive officers, from exercising through the Company's customary cashless exercise program. The Company extended the guarantees in order to avoid Messrs. Forlenza and Hanson's forfeiture of these options. The loans were subsequently repaid in full.

Performance Comparison

  The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 2000, for the Company, the S&P 500 Index, and for a peer group of fourteen companies, selected on a line-of-business basis (the "Peer Group"). The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1995 and is compared to the cumulative total return of the S&P 500 Index and the weighted, average performance of the Peer Group over the same period with a like amount invested.

  The companies composing the Peer Group consist of St. Jude Medical, Inc., Beckman Coulter Inc., Guidant Corp., Boston Scientific Corp., Allergan Inc., C.R. Bard, Inc., Bausch & Lomb, Inc., Medtronic, Inc., Baxter International Inc., Abbott Laboratories, Pfizer, Inc., American Home Products Corp., Bristol-Myers Squibb Company and Johnson & Johnson.

  The Company determined to use the Peer Group's performance rather than the S&P Medical Index as one of the bases against which to compare its change in cumulative total shareholder return. This change is consistent with the Company's practice introduced in 1998 to measure relative Company performance against that of the Peer Group when determining the size of option grants under the Senior Executive Option Policy.

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG BECTON, DICKINSON AND COMPANY, THE S & P 500 INDEX
                          AND A SELECTED PEER GROUP




        BECTON DICKINSON & COMPANY         PEER GROUP  S & P 500

               9/95                   100         100        100
              12/95              119.6507    113.0002   105.3935
               3/96              129.1172    119.0262   110.1943
               6/96              127.3977    125.2031   114.0875
               9/96              137.9874    133.6215   116.5747
              12/96              136.3089     136.376   124.3484
               3/97              140.3285     141.494   126.5597
               6/97              153.1255    171.2954   143.4686
               9/97              147.9395    170.9638   150.4889
              12/97               152.666    185.0523   152.9327
               3/98              189.1036    205.4898   166.4649
               6/98              203.3829    214.9415   169.3775
               9/98              209.5422    212.5794   159.0736
              12/98              213.5564    231.4408   179.9407
               3/99               203.513    238.2559   184.5891
               6/99              181.9871    232.4388    191.301
               9/99              175.8018    226.6962   184.7446
              12/99              172.1328    221.7427   199.2873
               3/00              170.1131    228.8329   201.2835
               6/00              179.4978    255.6404   198.3488
               9/00              171.9531    254.0341   197.1051

Proposal 2.

                       SELECTION OF INDEPENDENT AUDITORS


  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 2001. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young LLP. If approval is withheld, the Board will reconsider its selection.

                             SHAREHOLDER PROPOSAL

Proposal 3.

                         PROPOSAL ON CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

    RESOLVED: "That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

    REASONS: "Many states have mandatory cumulative voting, so do National
  Banks."

    "In addition, many corporations have adopted cumulative voting."

    "Last year, the owners of 64,608,705 shares, representing approximately 35.5% of the votes cast, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote AGAINST Proposal 3.

  Like most major corporations, BD provides that each share of common stock is entitled to one vote for each nominee for director. The Board of Directors believes that the current voting system is most likely to produce an effective Board of Directors which will represent the interests of all of the Company's stockholders. Each of your directors shares the common objective of advancing the best interests of all shareholders rather than those of any particular group. In contrast to this approach, cumulative voting could permit stockholders representing less than a majority of all shares to elect a director to represent their particular interests and views. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election rather than the positions that are in the best interest of the Company and of all of the stockholders.

  Our shareholders have rejected this proposal at each of our last four annual meetings and have rejected similar proposals each time they have been presented. Your Board of Directors continues to believe that changing the current voting procedure would not be in the best interests of all of our shareholders or of the Company.

  Accordingly, the Board recommends a vote AGAINST this proposal.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Any proposal that a shareholder wishes to submit for inclusion in the Company's Proxy Statement and proxy card/voting instruction card for the 2002 Annual Meeting of Shareholders ("2001-2002 Proxy Statement") pursuant to SEC Rule 14a-8 must be received by the Company no later than August 28, 2001.

  In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2002 Annual Meeting of Shareholders, but does not seek to include in the Company's 2001-2002 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no earlier than October 16, 2001 and no later than November 15, 2001, if the proposing shareholder wishes for the Company to describe the nature of the proposal in the 2000-2001 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the Company in connection with the 2002 Annual Meeting of Shareholders should be addressed to: Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417.

                                   APPENDIX

                            AUDIT COMMITTEE CHARTER

  The Audit Committee shall consist of not less than three members, none of whom are current or former officers or employees of the Company or any subsidiary of the Company and each of whom is appointed by the Board. The Audit Committee, which is part of the Board, shall assist the Board in monitoring (1) the integrity of the financial statements of the Company, and
(2) the independence and performance of the Company's internal and external auditors.

  The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee.

  The Audit Committee shall have the authority, following notice to the Chairman of the Board and Chief Executive Officer of the Company, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, or the Company's outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

  The Audit Committee shall make regular reports to the Board.

  The Audit Committee shall:

  In regards to the independent auditor:

  1. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board, and evaluate, with management, the performance of the independent auditor, and, if so determined by the Audit Committee, recommend to the Board the replacement of the independent auditor.

  2. Receive reports from the independent auditor at least annually regarding the auditor's independence, discuss such reports with the auditor to the extent they disclose any relationships or services that may impact the objectivity and independence of the outside auditor, and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

  In regards to financial reporting:

  1. Review the annual and quarterly financial statements with management and the independent auditor, including significant reporting issues and judgments made in connection with such financial statements.

  2. Review the Company's accounting principles and any changes thereto suggested by the independent auditor, internal auditors or management.

  3. Submit the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

In regards to the audit process of the independent auditor:

  1. Meet with the independent auditor prior to the audit to review planning and staffing.

  2. Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit, and any management letter provided by the auditor and the Company's response to that letter.

  3. Discuss with the independent auditor the matters outlined by Statement on Auditing Standards No. 61 relating to the conduct of the audit, and obtain from the independent auditor assurance that the procedural, reporting and other requirements of Section 10A of the Securities Exchange Act of 1934 have been satisfied.

In regards to the internal audit process:

  1. Review the appointment and replacement of the senior internal auditing executive, the adequacy of the internal audit staff and the scope of its activities.

  2. Review the significant reports to management prepared by the internal auditing department and management's responses.

  3. Review with management, internal audit and the independent auditor the adequacy of internal controls that could significantly affect the Company's financial statements.

  In regards to legal matters:

  1. Review with the Company's General Counsel and management legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

                                 DIRECTIONS TO
                           THE WOODCLIFF LAKE HILTON

from WESTERN NJ

Route 80 East to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

from NEWARK AIRPORT

Route 78 West to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.

from TAPPAN ZEE BRIDGE

Over Tappen Zee onto New York Thruway (287 West). Take Thruway to Exit 14A to Garden State Parkway. Take first exit (School House Road-Pearl River). Turn left onto School House Road, and turn right at light onto Summit Avenue. Turn left at light onto Chestnut Ridge Road. Proceed 1.5 miles and turn right onto Tice Boulevard. Proceed to hotel on the left.

from LAGUARDIA AIRPORT

Grand Central Parkway West (follow signs for George Washington Bridge) to Tri-Boro bridge. Over bridge onto Major Deegan Expressway to Interstate 95 West. Proceed over the GW Bridge, onto Route 80 West, to Garden State Parkway North. Take Garden State Parkway to Exit 171 (Woodcliff Lake). Turn left onto Glen Road. Turn right onto Chestnut Ridge Road. Proceed approximately one-half mile and turn left onto Tice Boulevard. Proceed to hotel on the left.


                           PARKING WILL BE AVAILABLE

P
R
O
X
Y

                          PROXY/VOTING INSTRUCTION CARD
                          BECTON, DICKINSON AND COMPANY
             Proxy Solicited on Behalf of the Board of Directors for
                       Annual Meeting on February 13, 2001

The undersigned hereby appoints Clateo Castellini, Edward J. Ludwig and Bridget
M. Healy, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:00 PM, on Tuesday, February 13, 2001 at The Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and the Custodian, respectively, for any shares of Common Stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Salary and Bonus Deferral Plan ("SBDP") and, when so provided, under the Company's Global Share Investment Program ("GSIP"), and also constitutes voting instructions to the Trustee and the Custodian for a proportionate number of shares of Common Stock in the DDP, SBDP and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP"). In addition, unless the box provided below is checked, this card also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").


                        Election of Directors, Nominees:

             Term to Expire 2002             Term to Expire 2004
             01-Gerald M. Edelman            01 - Henry P. Becton, Jr.
                                             02 - James F. Orr
                                             03 - Margaretha af Ugglas

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the internet, please sign and return this card using the enclosed envelope.

                                                             CONTINUED
                                                             AND TO BE
                                                            SIGNED, ON
                                                            REVERSE SIDE
--------------------------------------------------------------------------------
                                /\ DETACH CARD /\

                                                                      |     1508
                                                                      __________
[X] Please mark your
    votes as in this
    example.


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Proposal 2 and AGAINST Proposal 3.

The Board of Directors recommends a vote FOR Proposals 1 and 2.


                                   FOR          WITHHELD
1. Election of                     [_]             [_]
   Directors
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------

                                   FOR          AGAINST          ABSTAIN
2. Approval of                     [_]            [_]              [_]
   independent auditors.


The Board of Directors recommends a vote AGAINST Proposal 3.

                                   FOR          AGAINST          ABSTAIN
3. Cumulative voting.              [_]            [_]              [_]



If this box is checked, this card                                  [_]
does NOT constitute voting
instructions to the Trustee with respect to unallocated/unvoted SIP shares.


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature for all shares (OTHER THAN unallocated/unvoted SIP shares if the box immediately above is checked):


------------------------------------------------------------


------------------------------------------------------------
SIGNATURE (S)                                DATE



--------------------------------------------------------------------------------
    /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY/VOTING /\
                            INSTRUCTION CARD BY MAIL




                     [LOGO] BD      Indispensible to human health


Dear Shareholder:

Becton, Dickinson and Company (BD) encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the internet. If you choose to vote your shares by telephone or through the internet, there is no need to mail back your proxy/voting instruction card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 12:01 A.M., NEW YORK CITY TIME, ON FEBRUARY 12, 2001.

1. To vote over the internet, log on to the internet and go to the Web Site http://www.eproxyvote.com/bdx.

2. To vote over the telephone, on a touch-tone telephone dial 1-877-PRXVOTE (1-877-779-8683). Outside of the U.S. and in Canada, shareholders should call 1-201-536-8073.

Your telephone or internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote telephonically or through the internet, there is no need to mail back your proxy/voting instruction card.

                  Your vote is important. Thank you for voting.